Exhibit 99.1

LETTERHEAD OF JAMES L. PURCELL

March 9, 2009

Board of Directors

Las Vegas Sands Corp.

3355 Las Vegas Boulevard South

Las Vegas, NV 89109

Gentlemen:

I hereby resign as a member of the Board of Directors of Las Vegas Sands Corp. (the “Company”) and as a member of its Audit and Compensation committees, effective immediately, because I have concluded that continued service in those capacities has become untenable.

Approximately ten days’ ago, I was informed in a telephone conversation with Audit Committee Chairman, Irwin Siegel that “as we speak,” Board members Charles Forman and Michael Leven were meeting with William Weidner, President, Chief Operating Officer and a director of the Company, to request his resignation from those offices. In that call, Mr. Siegel also told me that if Mr. Weidner acceded to that request, Mr. Leven would be elected to serve as Co-Chief Executive of the Company with Sheldon Adelson, the present Chief Executive of the Company. In response, I expressed to Mr. Siegel my reservations as to the wisdom and timing of the discussions then in progress and of the proposed actions. Between that conversation and this afternoon no one apprised me of the outcome of the subject discussions with Mr. Weidner, and I assumed therefore that they had come to naught. Last evening (i.e. Sunday, March 8, 2009), there was received at my home a fax from the Company’s Associate General Counsel accompanied by “drafts of Mike Leven’s employment agreement and a side letter from SGA ...”

This morning, I was operated on for removal of a cancerous tumor on my bladder. I returned from the hospital at noon. Shortly thereafter, I received a telephone call from the Company’s Associate General Counsel to inform me that it would be necessary to convene a meeting of the Board’s Compensation Committee this afternoon to approve Mr. Leven’s employment agreement. I indicated to her that I was distressed by the time constraints, which of necessity would limit discussion and indicated my intention to consider possible resignation. This letter reflects my decision.

It was, in my judgment, wrong to engage in discussions with Weidner to request his resignation without a full and open discussion of the potential consequences of the series of actions that were planned. No business enterprise should undertake the significant actions that have been and are proposed to be taken today without a full meeting of its Board.

In presenting this resignation, I do so with sadness because I am not unaware that submission of a non-quiet resignation has consequences not only for the Company but for me personally. I regret both, but management must respect the Board in its entirety and it has not done so.

In presenting this resignation, I do not wish to suggest any doubt that Mike Leven can and will perform admirably. In the nearly five years since we joined the Board he has demonstrated good judgment and has been the de facto leader of the independent directors on the Board, and I have learned of the great respect which he has earned and enjoys in corporate and philanthropic communities. He will, I am sure, lead the Company with great skill.

Sincerely,
/s/ James L. Purcell
James L. Purcell

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